EXHIBIT 99.1

Structured Asset Trust Unit Repackagings (SATURNS)
Series 2003-12 Trust
Liquidated its assets and will terminate

CUSIP:  804110203 and 804110AA2

Symbol:  DKX

FOR IMMEDIATE RELEASE:
January 22, 2010

NEW YORK, NEW YORK – Structured Asset Trust Unit Repackagings (SATURNS), DaimlerChrysler North America Holding Corp. Debenture Backed Series 2003-12 Trust (the “Trust”) (New York Stock Exchange Ticker Symbol “DKX”), announced today that a “Trust Wind Up Event” has occurred under the terms of the Trust Agreement governing the Trust and that the Trust has liquidated its assets and will terminate.  On January 20, 2010, the Warrant holder for the SATURNS 2003-12 Trust (the “Trust”) settled an exercise of its Warrants, which had been subject to revocation prior to such settlement.  As a result of settlement of the Warrants, Unitholders received a liquidation distribution on January 20, 2010.

In respect of the Class A Units, the amount of the distribution was $25,004,861.11 per Class A Unit, representing the full Unit Principal Balance of the Class A Units plus accrued interest in respect of the Class A Units through and excluding January 20, 2010.

In respect of the Class B Unit, the amount of the distribution was $3,537,642.95, representing the full Class B Present Value Amount as determined for value on January 20, 2010.

Contact:

Thais Hayum - Assistant Vice-President
Bank of America Merrill Lynch
Global Securities Solutions
CMBS Product Manager
540 W. Madison Suite 1804 Chicago, IL 60661
Mail Code: IL4-540-18-04
P: +1-312-904-8944
F: +1-312-453-6195
E: thais.hayum@bankofamerica.com